Exhibit 99.1

NEWS RELEASE

MARKEL CORPORATION 4521 Highwoods Parkway, Glen Allen, VA 23060 P.O. Box 2009, Glen Allen. VA 23058-2009 (804) 747-0136 (800) 446-6671 Fax: (804) 965-1600 www.markelcorp.com

MARKEL REPORTS SECOND QUARTER RESULTS

FOR IMMEDIATE RELEASE	CONTACT: BRUCE KAY
TELEPHONE: 804-747-0136

Richmond, VA, July 28, 2004 — Markel Corporation (NYSE - MKL) reported net income of $5.99 per diluted share for the quarter ended June 30, 2004 compared to net income of $5.97 per diluted share for the same period of 2003. Net income for the six month period ended June 30, 2004 was $10.28 per diluted share compared to $9.66 per diluted share in 2003. The combined ratio for the second quarter of 2004 was 90% compared to 95% in 2003. For the six month period ended June 30, 2004, the combined ratio was 93% compared to 96% in the prior year. Alan I. Kirshner, Chairman and Chief Executive Officer, commented, “We are pleased to report record underwriting profits for Markel. This performance reflects our strong underwriting discipline and commitment to underwriting profitability in all phases of the insurance market.”

In evaluating its operating performance, the Company focuses on core underwriting and investing results (core operations) before consideration of realized gains or losses and amortization expenses (these measures do not replace operating income (loss) or net income (loss) computed in accordance with generally accepted accounting principles as a measure of profitability). The Company believes that this measure provides meaningful information about the performance of its core underwriting and investing activities. The Company’s definition of core operations may not be comparable to that used by other companies. Following is a comparison of 2004 and 2003 results on a per diluted share basis, except for book value per common share outstanding (shares in thousands).

	Quarter Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Core operations	$6.00	$3.65	$9.81	$7.08
Realized gains (losses)	(.01)	2.42	.47	2.85
Amortization expense	—	(.10)	—	(.27)

Diluted net income	$5.99	$5.97	$10.28	$9.66

Weighted average diluted shares	9,854	9,862	9,856	9,861

	June 30, 2004	December 31, 2003
Book value per common share outstanding	$145.44	$140.38

Common shares outstanding	9,847	9,847

Second quarter income from core operations was $6.00 per share in 2004 compared to $3.65 per share for 2003. For the six month period ended June 30, 2004, income from core operations was $9.81 per share compared to income from core operations of $7.08 per share for the same period in 2003. The increase in both periods of 2004 was primarily due to higher underwriting profits in the Excess and Surplus Lines and Specialty Admitted segments compared to 2003.

Book value per share was $145.44 at June 30, 2004, an increase of 4% since December 31, 2003. This increase has been impacted by the decline in market value of the Company’s investment portfolio which occurred during the second quarter of 2004. For the quarter and six months ended June 30, 2004 the investment portfolio produced unrealized losses, net of tax, of $101.1 million and $48.0 million, respectively. The unfavorable movement in the investment portfolio during the quarter was partially offset by net income of $59.0 million resulting in a comprehensive loss of $41.7 million for the second quarter of 2004 compared to comprehensive income of $151.2 million for the same period of 2003. For the six month period ended June 30, 2004, net income of $101.3 million offset the unfavorable movement in the investment portfolio resulting in comprehensive income of $52.6 million compared to $169.9 million in 2003.

	-Combined Ratio Analysis- (1)
	Quarter Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Excess and Surplus Lines	84%	88%	83%	88%
Specialty Admitted	85%	92%	89%	95%
London Insurance Market	100%	102%	110%	102%
Other	173%	342%	150%	269%
Consolidated	90%	95%	93%	96%

The combined ratio for the Excess and Surplus Lines segment improved for the quarter and six months ended June 30, 2004 primarily due to lower current year losses and strong pricing.

The Specialty Admitted segment produced improved underwriting results for the quarter and six months ended June 30, 2004 compared to the same periods of 2003 primarily due to lower current year losses and lower expense ratios.

The improvement in the London Insurance Market segment’s combined ratio for the second quarter of 2004 was primarily due to a lower loss ratio compared to the same period of 2003. The underwriting loss for the London Insurance Market segment for the six months ended June 30, 2004 was $31.1 million compared to $6.3 million for the same period of 2003. The underwriting loss for the six months ended June 30, 2004 included $30.0 million of loss reserve increases reported during the first quarter of 2004.

The underwriting loss from Other was $4.2 million for the quarter ended June 30, 2004 compared to $10.3 million for 2003. The Other underwriting loss for the six month period ended June 30, 2004 was $6.5 million compared to $18.6 million for the same period of 2003.

The pricing environment began to soften on certain product lines during the first half of 2004 as a result of increased competition. While the Company has experienced market pressure to reduce rates in some lines, the Company believes the rates being obtained across all lines of business are at levels that support underwriting profit targets. The Company will not sacrifice underwriting profits to achieve top line growth.

	-Premium Analysis- Quarter Ended June 30, (Dollars in thousands)
	Gross Written Premiums		Earned Premiums
	2004	2003	2004	2003
Excess and Surplus Lines	$378,402	$371,802	$291,216	$247,242
Specialty Admitted	84,037	73,700	64,996	57,416
London Insurance Market	166,626	165,888	153,365	129,977
Other	3,714	7,465	5,849	4,238

Total	$632,779	$618,855	$515,426	$438,873

	-Premium Analysis- Six Months Ended June 30, (Dollars in thousands)
	Gross Written Premiums		Earned Premiums
	2004	2003	2004	2003
Excess and Surplus Lines	$740,671	$737,411	$566,670	$483,916
Specialty Admitted	145,775	131,438	127,741	112,074
London Insurance Market	377,672	365,578	313,372	264,215
Other	33,516	29,164	13,035	11,021

Total	$1,297,634	$1,263,591	$1,020,818	$871,226

While the Company may not achieve its previous estimate of gross premium growth of 5% to 10%, net retention of gross written premium has increased, consistent with the Company’s strategy to retain more of its underwriting profits. Net written premium increased 9% to $517.4 million and 11% to $1.1 billion, respectively, for the quarter and six months ended June 30, 2004 compared to the same periods of 2003.

Net retention of gross written premium for the second quarter of 2004 was 82% compared to 77% for 2003. For the six months ended June 30, 2004 net retention of gross written premium was 81% compared to 75% for the same period of 2003. The increase was primarily due to changes in the mix of premium writings and purchasing lower amounts of reinsurance in both the Excess and Surplus Lines and the London Insurance Market segments during 2004 compared to 2003.

Earned premium for the second quarter and six months ended June 30, 2004 increased 17% compared to the same periods of 2003. This increase in both periods of 2004 is due to higher gross premium volume and higher retentions over the past year in all segments.

Second quarter 2004 net investment income was $48.0 million compared to $45.5 million in the prior year. Net investment income for the six month period ended June 30, 2004 was $96.7 million compared to $90.7 million in 2003. In both periods of 2004, a larger investment portfolio offset lower investment yields.

In the second quarter of 2004, net realized losses were $0.2 million compared to net realized gains of $36.7 million in 2003. For the six month period ended June 30, 2004, net realized gains were $7.2 million compared to net realized gains of $43.2 million for the same period last year. Variability in the timing of realized and unrealized investment gains and losses is to be expected.

The Company’s effective tax rate was 32% for both the second quarter and six months ended June 30, 2004 compared to 33% for the same periods of 2003.

At June 30, 2004, the Company’s investment portfolio increased approximately 3% to $5.5 billion from $5.3 billion at December 31, 2003. The Company reported net unrealized gains, net of taxes, on its fixed maturity and equity investments of $222.8 million at June 30, 2004 compared to $270.8 million at December 31, 2003. Equity securities were $1.1 billion, or 19% of the total investment portfolio, at June 30, 2004 compared to $968.8 million, or 18%, at December 31, 2003. Net cash provided by operating activities was approximately $232 million for the six month period ended June 30, 2004 compared to approximately $258 million for the same period in 2003.

This is a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995. It also contains general cautionary statements regarding the Company’s business, estimates and management assumptions. Future actual results may materially differ from those in these statements because of many factors. Among other things, the impact of the events of September 11, 2001 will depend on the number of insureds and reinsureds affected by the events, the amount and timing of losses incurred and reported and questions of how coverage applies. The occurrence of additional terrorist activities could have a material impact on the Company and the insurance industry. The Company’s anticipated premium growth is based on current knowledge and assumes no significant man-made or natural catastrophes, no significant changes in products or personnel and no adverse changes in market conditions. The Company is legally required to offer terrorism insurance and has attempted to manage its exposure. However, in the event of a covered terrorist attack, the Company could sustain material losses. Changing legal and social trends and inherent uncertainties (including but not limited to those uncertainties associated with the Company’s asbestos and environmental reserves) in the loss estimation process can adversely impact the adequacy of loss reserves and the allowance for reinsurance recoverables. In addition, industry and economic conditions can affect the ability and/or willingness of reinsurers to pay balances due. The Company continues to closely monitor discontinued lines and reinsurance programs and exposures. Adverse experience in these areas could lead to additional charges. Regulatory actions can impede the Company’s ability to charge adequate rates and efficiently allocate capital. Economic conditions, interest rates and foreign exchange rate volatility can have a significant impact on the market value of fixed maturity and equity investments as well as the carrying value of other assets and liabilities. The Company’s premium growth, underwriting and investment results have been and will continue to be potentially materially affected by these factors. Additional factors, which could affect the Company, are discussed in the Company’s reports on Forms 8-K, 10-Q and 10-K. By making these forward looking statements, the Company is not intending to become obligated to publicly update or revise any forward looking statements whether as a result of new information, future events or other changes. Readers are cautioned not to place undue reliance on any forward looking statements, which speak only as at their dates.

The quarterly conference call, which will involve discussion of the second quarter financial results and may include forward-looking information, will be held Thursday, July 29, 2004 at approximately 10:30 a.m. Eastern Daylight Savings Time. Any person interested in listening to the call, or a replay of the call, which will be available approximately two hours after the conclusion of the call until Friday, August 6, 2004, should contact Markel’s Investor Relations Department at 804-747-0136. Investors, analysts and the general public may also listen to the call free over the Internet through Markel Corporation’s corporate web site, www.markelcorp.com. A replay of the call will also be available on this web site until Friday, August 6, 2004.

The webcast, the conference call and the content and permitted replays or rebroadcasts thereof, are the exclusive copyrighted property of Markel Corporation and may not be copied, taped, rebroadcast, or published in whole or in part without the express written consent of Markel Corporation.

(1)	Management considers both the combined ratio and the actual dollars of underwriting profit (loss) in evaluating the operating performance of its reporting segments. Investment decisions are not made within the underwriting segments. A reconciliation of segment profit (loss) to consolidated operating income is set forth below.

* * * * * * * *

Markel Corporation markets and underwrites specialty insurance products and programs to a variety of niche markets. In each of these markets, the Company seeks to provide quality products and excellent customer service so that it can be a market leader. The financial goals of the Company are to earn consistent underwriting profits and superior investment returns to build shareholder value.

MARKEL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Income (Loss)

	Quarter Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
	(dollars in thousands, except per share data)
OPERATING REVENUES
Earned premiums	$515,426	$438,873	$1,020,818	$871,226
Net investment income	48,025	45,467	96,688	90,700
Net realized gains (losses) from investment sales	(203)	36,732	7,190	43,203

Total Operating Revenues	563,248	521,072	1,124,696	1,005,129

OPERATING EXPENSES
Losses and loss adjustment expenses	301,794	279,933	628,128	559,952
Underwriting, acquisition and insurance expenses	161,694	138,157	321,757	273,793
Amortization of intangible assets	—	1,498	—	4,127

Total Operating Expenses	463,488	419,588	949,885	837,872

Operating Income	99,760	101,484	174,811	167,257
Interest expense	12,941	13,641	25,822	25,036

Income Before Income Taxes	86,819	87,843	148,989	142,221
Income tax expense	27,782	28,988	47,676	46,933

Net Income	$59,037	$58,855	$101,313	$95,288

OTHER COMPREHENSIVE INCOME
Unrealized gains (losses) on securities, net of taxes
Net holding gains (losses) arising during the period	$(101,182)	$111,458	$(43,328)	$95,929
Less reclassification adjustments for gains (losses) included in net income	131	(23,876)	(4,674)	(28,082)

Net unrealized gains (losses)	(101,051)	87,582	(48,002)	67,847
Currency translation adjustments, net of taxes	352	4,741	(711)	6,725

Total Other Comprehensive Income (Loss)	(100,699)	92,323	(48,713)	74,572

Comprehensive Income (Loss)	$(41,662)	$151,178	$52,600	$169,860

NET INCOME PER SHARE
Basic	$5.99	$5.98	$10.28	$9.68
Diluted	$5.99	$5.97	$10.28	$9.66

Selected Data (dollars and shares in thousands, except per share data)	June 30, 2004	December 31, 2003
Total investments and cash	$5,486,183	$5,349,952
Reinsurance recoverable on paid and unpaid losses	1,694,827	1,770,607
Intangible assets	357,317	357,317
Total assets	8,682,464	8,532,233
Unpaid losses and loss adjustment expenses	5,125,017	4,929,713
Unearned premiums	1,072,285	1,060,188
Convertible notes payable	92,846	90,601
Long-term debt	522,455	521,510
8.71% Junior Subordinated Debentures	150,000	150,000
Total shareholders’ equity	1,432,163	1,382,279
Book value per share	$145.44	$140.38
Common shares outstanding	9,847	9,847

Markel Corporation

Segment Reporting Disclosures

For the Quarters and Six Month Periods Ended June 30, 2004 and 2003

Segment Gross Written Premium

Quarter Ended June 30,			Six Months Ended June 30,
2004	2003	(dollars in thousands)	2004	2003
$378,402	$371,802	Excess and Surplus Lines	$740,671	$737,411
84,037	73,700	Specialty Admitted	145,775	131,438
166,626	165,888	London Insurance Market	377,672	365,578
3,714	7,465	Other	33,516	29,164

$632,779	$618,855	Consolidated	$1,297,634	$1,263,591

Segment Net Written Premium

Quarter Ended June 30,			Six Months Ended June 30,
2004	2003	(dollars in thousands)	2004	2003
$300,364	$265,780	Excess and Surplus Lines	$578,365	$521,475
78,874	69,320	Specialty Admitted	137,215	122,787
136,430	137,869	London Insurance Market	314,112	285,589
1,683	2,902	Other	26,240	20,983

$517,351	$475,871	Consolidated	$1,055,932	$950,834

		Segment Revenues

Quarter Ended June 30,			Six Months Ended June 30,
2004	2003	(dollars in thousands)	2004	2003
$291,216	$247,242	Excess and Surplus Lines	$566,670	$483,916
64,996	57,416	Specialty Admitted	127,741	112,074
153,365	129,977	London Insurance Market	313,372	264,215
47,822	82,199	Investing	103,878	133,903
5,849	4,238	Other	13,035	11,021

$563,248	$521,072	Consolidated	$1,124,696	$1,005,129

	Reconciliation of Segment Profit (Loss) to Consolidated Operating Income

Quarter Ended June 30,			Six Months Ended June 30,
2004	2003	(dollars in thousands)	2004	2003
$46,868	$28,866	Excess and Surplus Lines	$93,927	$56,669
9,512	4,739	Specialty Admitted	14,689	5,728
(200)	(2,565)	London Insurance Market	(31,135)	(6,321)
47,822	82,199	Investing	103,878	133,903
(4,242)	(10,257)	Other	(6,548)	(18,595)
—	(1,498)	Amortization of Intangible Assets	—	(4,127)

$99,760	$101,484	Consolidated	$174,811	$167,257

		Combined Ratios

Quarter Ended June 30,			Six Months Ended June 30,
2004	2003		2004	2003
84%	88%	Excess and Surplus Lines	83%	88%
85%	92%	Specialty Admitted	89%	95%
100%	102%	London Insurance Market	110%	102%
173%	342%	Other	150%	269%
90%	95%	Consolidated	93%	96%

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